Exhibit 99.1

Kohl’s Corporation Announces Pricing for its Cash Tender Offer

Menomonee Falls, Wis., April 12, 2021 / PRNewswire / — Kohl’s Corporation (NYSE: KSS) announced today the reference yield and total consideration for its previously announced cash tender offer (the “Tender Offer”) for the outstanding senior notes listed in the table below (collectively, the “Notes”) up to $1,043,885,000 aggregate principal amount (the “Maximum Amount”), such Maximum Amount having been increased by Kohl’s on April 12, 2021 from $1,000,000,000.

Title of Security	CUSIP Number	Aggregate Principal Amount Outstanding	Acceptance Priority Level	Reference U.S. Treasury Security	Bloomberg Reference Page	Fixed Spread (Basis Points)	Early Tender Premium(1)	Reference Yield(2)	Total Consideration(1)(3)
9.500% Notes due 2025*	500255AW4	$600,000,000	1	0.750% UST due March 31, 2026	FIT 1	85	$30.00	0.885%	$1,299.21
4.250% Notes due 2025*	500255AU8	$649,921,000	2	0.750% UST due March 31, 2026	FIT 1	85	$30.00	0.885%	$1,097.04
4.750% Notes due 2023	500255AT1	$184,355,000	3	0.125% UST due December 15, 2023	FIT 5	30	$30.00	0.295%	$1,109.98
3.250% Notes due 2023	500255AS3	$350,000,000	4	0.125% UST due January 31, 2023	FIT 4	25	$30.00	0.153%	$1,051.01

(1)	Per $1,000 principal amount.
(2)	Each Reference Yield was determined at 10:00 a.m. New York City time on April 12, 2021.
(3)	Includes the “Early Tender Premium” set forth in this table. In addition, holders will receive accrued and unpaid interest to, but excluding, the Settlement Date (as defined below).
*

Denotes a series of Notes for which the Total Consideration was determined taking into account the par call date, instead of the maturity date, of such Notes in accordance with standard market practice.

The reference yields for the Tender Offer were determined at 10:00 a.m., New York City time, on April 12, 2021. The applicable consideration to be paid per $1,000 principal amount of each series of Notes validly tendered and accepted for purchase pursuant to the Tender Offer is based on the applicable “Reference Yield” plus the applicable “Fixed Spread” for such series of Notes, in each case, as set forth in the table above (the “Total Consideration”). Holders whose Notes are accepted for purchase pursuant to the Tender Offer will also receive accrued and unpaid interest on their purchased Notes from, and including, the last interest payment date for such Notes to, but excluding, the settlement date for the Tender Offer, which is expected to be April 13, 2021 (the “Settlement Date”).

The Tender Offer will expire at 11:59 p.m., New York City time, on April 23, 2021, unless extended (such date and time, as the same may be extended, the “Expiration Time”). However, as Kohl’s intends, subject to the terms and conditions of the Tender Offer, to accept for purchase the Maximum Amount of Notes tendered at or prior to the Early Tender Deadline, it is expected that further tenders of Notes prior to the Expiration Time will not be accepted for purchase.

The obligation of Kohl’s to accept for purchase, and to pay for, any Notes validly tendered (and not validly withdrawn) and accepted for purchase pursuant to the Tender Offer is conditioned upon the satisfaction or waiver of the conditions described in the Offer to Purchase, under the heading “Terms of the Tender Offer—Conditions of the Tender Offer,” including, among other things, Kohl’s having issued not less than $400,000,000 in aggregate principal amount of new indebtedness through one or more new debt financing transactions on terms reasonably satisfactory to Kohl’s (the “Financing Condition”). The Financing Condition was satisfied on March 31, 2021. On such date, Kohl’s issued $500,000,000 aggregate principal amount of its 3.375% Notes due 2031. Amounts payable in excess of this amount in connection with the Tender Offer are intended to be paid with the Company’s cash on hand.

The Tender Offer is being made pursuant to, and subject to the terms and conditions in, an Offer to Purchase, dated March 29, 2021 (as amended or supplemented from time to time the “Offer to Purchase”), which sets forth a description of the terms of the Tender Offer.

This press release is neither an offer to purchase nor a solicitation of an acceptance of securities. No offer, solicitation, purchase or sale will be made in any jurisdiction in which such offer, solicitation or sale would be unlawful. The Tender Offer is being made solely pursuant to terms and conditions set forth in the Offer to Purchase.

BofA Securities, Inc., J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC are serving as the Lead Dealer Managers for the Tender Offer. MUFG Securities Americas Inc. and U.S. Bancorp Investments, Inc. are serving as the Co-Dealer Managers for the Tender Offer. Questions regarding the Tender Offer may be directed to BofA Securities, Inc., collect at 1-(980) 387-3907 or debt_advisory@bofa.com, J.P. Morgan Securities LLC, toll free at 1-(866) 834-4666 or collect at 1-(212) 834-4045 and Morgan Stanley & Co. LLC, toll free at 1-(800) 624-1808 or collect at 1-(212) 761-1057.

Requests for the Offer to Purchase or the documents incorporated by reference therein may be directed to D.F. King & Co., Inc., which is acting as Tender Agent and Information Agent for the Tender Offer, at the following telephone numbers: banks and brokers, 1-(212) 269-5550; all others toll free at 1-(877) 478-5044 or at the following email: kss@dfking.com.

Cautionary Statement Regarding Forward-Looking Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The Company intends forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “strategy,” “preliminary,” “plans,” or similar expressions to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, which could cause the Company’s actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, but are not limited to, our ability to execute on and realize the benefits of our strategic plan, market conditions beyond our control, including the ongoing and evolving impact of the COVID-19 pandemic, that may negatively impact our stock price vis-à-vis industry analyst expectations and the risks described more fully in Item 1A in the Company’s Annual Report on Form 10-K for the year ended January 30, 2021, which are expressly incorporated herein by reference, and other factors as may periodically be described in the Company’s filings with the SEC. Forward-looking statements relate to the date initially made, and Kohl’s undertakes no obligation to update them.

About Kohl’s

Kohl’s (NYSE: KSS) is a leading omnichannel retailer. With more than 1,100 stores in 49 states and the online convenience of Kohls.com and the Kohl’s App, Kohl’s offers amazing national and exclusive brands at incredible savings for families nationwide. Kohl’s is uniquely positioned to deliver against its strategy and its vision to be the most trusted retailer of choice for the active and casual lifestyle. Kohl’s is committed to progress in its diversity and inclusion pledges, and the company’s environmental, social and corporate governance (ESG) stewardship. For a list of store locations or to shop online, visit Kohls.com. For more information about Kohl’s impact in the community or how to join our winning team, visit Corporate.Kohls.com or follow @KohlsNews on Twitter.

Contacts

Investor Relations:

Mark Rupe, (262) 703-1266, mark.rupe@kohls.com

Media:

Jen Johnson, (262) 703-5241, jen.johnson@kohls.com

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